UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2021

MS YOUNG ADVENTURE ENTERPRISE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55738	81-4679061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Fulin Hotel 1805 Heping Rd Luohu Shenzhen China 518000
(Address of Principal Executive Offices)

(778) 888-2886

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On March 10, 2021, Chunxia Jiang, the previous sole officer and director and majority shareholder of MS Young Adventure Enterprise, Inc. (the “Company”), entered into a stock purchase agreements for the sale of 6,000,000 shares of Common Stock of the Company, representing approximately 89% of the issued and outstanding shares of Common Stock of the Company as of such date, to Pearl Digital International Limited, an accredited investor, and as such it is able to unilaterally control the election of our board of directors, all matters upon which shareholder approval is required and, ultimately, the direction of our Company.

Upon the resignation of Ms. Jiang from all executive officer positions with the Company, including Chief Executive Officer and President, and as a member of the Board, on March 10, 2021, Mr. Fu Yong Nan was appointed as Chief Executive Officer, Chief Financial Officer, Secretary and sole Director.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 5.01 above are incorporated by reference into this Item 5.02(a).

The business background descriptions of the newly appointed officer and director is as follows:

Fu Yong Nan - Chief Executive Officer and Director

Fu Yong Nan has been the Senior Vice-President – Finance of Guangxi Sanhuan Enterprise Group Holding Co., Ltd. since June 2013. Mr. Fu earned a Bachelor of Science in Financial Management from Guangxi University of Science and Technology in 1990, and a Master’s Degree in Banking and Finance from Guangxi University in 1993.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ms Young Adventure Enterprise, Inc.

Date: March 25, 2021	By:	/s/ Fu Yong Nan
	Name:	Fu Yong Nan
	Title:	CEO